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                                                                   EXHIBIT 10.41


November 20, 1997

Mr. Russell S. LaGrone
Portman Holdings, L.P.
303 Peachtree Street, N.E.
Atlanta, Georgia 30308

Re:  HUMAN RESOURCES SERVICE AGREEMENT

Dear Russ:

     Pursuant to our recent discussions, this letter will document our agreement that AMC, Inc. ("AMC") will continue to provide Human Resource services to Portman Holdings, L.P. ("PHC") and to the Atlanta Decorative Arts Center. These services include:

          - Payroll system maintenance (if PHC does its payroll on the JDEdwards system), employee file maintenance, and consulting. Payroll input, check printing, tax deposits and tax returns are to be done by PHC;

          - Administration and communication of 401(k) and pension plans, including pension eligibility testing and reconciliation, statutory plan discrimination testing, and hardship loan processing;

          - Consulting on employee relations issues, salary and incentive compensation plans, performance evaluation unemployment claims handling and
             EEOC, FLSA and ADA compliance;

          -  New Employee set-up and orientation;

          - Administration of company-sponsored health, dental, life and disability plans as well as employee-voluntary plans such as Addlife, including compliance with Federal regulations, COBRA administration, record-keeping and billing; and

          -  Recruitment assistance, including development of
             job descriptions, background checks and candidate
             interviews upon request.
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     The fees for the above services will be $41.67 per employee per month.
The fee will be computed prospectively based upon the employee census as of the beginning of each calender quarter and will be payable on a monthly basis. Please note that there will be an additional fee of $150.00 per hour for services performed by AMC beyond those items listed in this Agreement.

     The initial term of this Agreement shall commence as of November 14, 1997 and shall terminate December 31, 1997. On and after December 31, 1997, this Agreement shall continue on a month to month basis and shall be deemed canceled effective thirty (30) days following written notice by either party to the other of such cancellation.

     PHC will indemnify and hold AMC harmless from and against any and all claims or losses arising out of the performance of services under this Agreement, except to the extent any such claim or loss results from negligence or intentional misconduct of AMC. AMC will indemnify and hold PHC harmless from and against any and all claims arising out of the performance of services under this Agreement, to the extent any such claim or loss results from its negligence or intentional misconduct.

                                                  Very truly yours,



                                                  /s/ Henry G. Almquist


                                                  Henry G. Almquist
                                                  Senior Vice President, Finance


     AGREED AND ACCEPTED:

     PORTMAN HOLDINGS, L.P.

     By /s/ Russell S. LaGrone
        ----------------------
        Russell S. LaGrone